Exhibit 3.1

ARTICLES OF INCORPORATION OF

PURAMED BIOSCIENCE, INC

For the purpose of forming a corporation under Chapter 302A of Minnesota Statutes, the following articles of incorporation are hereby adopted:

ARTICLE I

The name of this corporation is PuraMed Bioscience, Inc.

ARTICLE II

The registered office of this corporation in the State of Minnesota, County of Hennepin, is 9372 Creekwood Drive, Eden Prairie, Minnesota 55347.

ARTICLE III

This corporation shall have the authority to issue up to an aggregate total of forty five million (45,000,000) shares of capital stock, $.001 par value, and five million (5,000,000) shares of undesignated stock.

ARTICLE IV

The name and address of the incorporator of this corporation is Robert O. Knutson, 9372 Creekwood Drive, Eden Prairie, Minnesota 55347.

ARTICLE V

There shall be no cumulative voting by the holders of common stock for the election of directors or any other matter.

ARTICLE VI

The holders of capital stock of this corporation shall have no preemptive rights to subscribe for or otherwise acquire any new or additional shares of stock of this corporation of any class whether now authorized or authorized hereafter, or any options or warrants or other derivative rights to purchase or otherwise acquire any new or additional shares of any class of capital stock.

ARTICLE VII

This corporation shall indemnify all of its officers and directors against any liability asserted against them and incurred in any capacity related to their status or position as a director or officer to the fullest extent permissible under the provisions of the Minnesota Business Corporation Act, as now enacted or hereafter amended.

In WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation on the 9th day of May, 2006.

/s/ Robert O. Knutson

 (SEAL)

Mary Kiffmeyer

Minnesota Secretary of State Business Services

Retirement Systems of Minnesota Building

60 Empire Drive Ste 100

St. Paul, MN 55103

On May 9, 2006, before me, a Notary Public, personally appeared Robert O. Knutson, to me known to be the person named as Incorporator, and who executed the foregoing document and acknowledged he executed the same as his free act and deed.

/s/ Rachel E. Julius
Rachel E. Julius
Notary Public